10.1.2  World of Internet

FINDER'S FEE AGREEMENT

THIS AGREEMENT entered into this 27th day of July, 2000 (the "Effective Date"), by and between World of Internet.com AG, a German corporation, ("Finder") and thatlook.com, Inc. ("Company") of 5003 Route 611, Stroudsburg, PA 18360 (address).

WHEREAS Company desires to locate individuals and entities that would consider either investing in Company or consummating a transaction whereby majority voting control or substantially all of the assets of the Company are transferred;

WHEREAS Finder desires to assist company in finding such individuals and entities;

FOR AND IN CONSIDERATION OF the mutual promises and benefits of the parties, they do hereby agree to the following:

1. Agreement to Act as Finder. Finder hereby agrees, on a non-exclusive basis, to attempt to locate entities and individuals ("Potential Investors") that would consider either: i) making an investment in Company, through the purchase of equity in the Company or the lending of money to the Company; or
ii) consummating a transaction or series of transactions whereby, directly or indirectly, majority voting control or substantially all of the assets of the Company are transferred for consideration, including, but not limited to, a sale or exchange of stock or assets, a merger or consolidation, a tender or exchange offer or any similar transaction ("Transaction").

2. Introductions by Finder. If Finder locates a Potential Investor interested in consummating a Transaction, Finder may, in its discretion, submit the name of the Potential Investor to Company for consideration and negotiation. Finder's role under this Agreement is limited strictly to making introductions of Potential Investors and Finder shall not provide any advice as to whether an investment in Company is appropriate for any Potential Investor. Any Potential Investor shall be responsible for negotiating all of the terms and conditions of any investment or transaction directly with Company.

3. Finder's Fee. If Company consummates a Transaction with any Potential Investor who was introduced to Company by Finder, Finder shall receive a fee payable from Company simultaneously with the closing of the Transaction by the Potential Investor ("Finder's fee"). The Finder's Fee shall consist of 2% of the total amount invested by any party or parties introduced, directly or indirectly, by Finder, or in the case of a change in control or asset purchase, 2% of the total purchase price and, in addition, 200,000 shares of restricted common stock of Company. Both the cash portion and the stock portion of the Finder's Fees shall be payable to Finder at the closing of any Transaction.

4. Piggyback Registration Rights. If at any time or from time to time, the Company-shall determine to register any of its securities, either for its own account or the account of any other security holder or holders on a registration statement under the Securities Act of 1933 (the "Act"~ the Company will (i) promptly give Finder written notice thereof; and (ii) include in such registration (and any related qualifications under blue sky laws or other compliance) and in any underwriting involved therein, all shares of the stock granted to Finder pursuant to Paragraph 3 of this Agreement.

5. Company acknowledges that Finder acts and will act as a finder of investors for other corporations and businesses.

6. Chain of Introductions- Finder shall be entitled to a finder's Fee not only from a Transaction consummated by a party it introduced to Company, but on any Transactions consummated with any party that result from its original introduction.

7. The Term of this Agreement shall be twelve(12) months from the Effective Date. Notwithstanding the foregoing, Finder shall be entitled to the Finder's Fee as set forth above for any introductions to Potential Investors made during the term of this Agreement, even if a Transaction is not consummated with Company until after the term of this Agreement has expired.

8. Independent Contractor. In its performance hereunder, Consultant and its agents shall be an independent contractor. Consultant shall complete the services required hereunder according to its own means and methods of work, shall be in the exclusive charge and control of Consultant and which shall not be subject to the control or supervisions of client, except as to the results of the work and as otherwise requested. Client acknowledges that nothing in this Agreement shall be construed to require Consultant to provide services to Client at any specific time, or in any specific place or manner, unless otherwise mutually agreed. Payments to consultant hereunder shall not be subject to withholding taxes or other employment taxes as required with respect to compensation paid to an employee.

9. No Oral Modifications. This Agreement may not be modified without a writing signed by each of the parties hereto.

10. Rights Reserved. Consultant shall have the option to terminate this Agreement if, at any time during this Agreement, the price of Client's shares on any stock exchange decreases more than 30% from its closing price on the day that this Agreement is signed. If Consultant exercises its option to terminate this Agreement under this paragraph, Consultant shall have the right to modify the terms of the Agreement.

11. Jurisdiction. By excluding other feasible places of legal jurisdiction, the place of legal jurisdiction is herewith agreed to be the Free and Hanseatic City of Hamburg, Germany; for any dispute between the parties arising from this contractual agreement German law applies exclusively.

12. Entire Understanding. This Engagement Letter contains the entire understandings between the Company and Commonwealth with reference to the subject matter hereof and supersedes any prior understandings and agreements related thereto, whether written or oral.


In witness whereof, the parties have signed this Agreement as of the Effective Date set forth above.


thatlook.com, Inc.

By:/s/Gerard A. Powell
----------------------
Name Gerard Armond Powell
Title: CEO

World of Internet.com AG.

By:/s/Dennis C. Hass.
----------------------
Dennis C. Hass, COO (A.S.O.)